Exhibit 19.1

KIMBELL ROYALTY PARTNERS, LP

INSIDER TRADING POLICY

1.Covered Individuals. The following individuals or entities (each, a “Covered Individual”) are subject to the provisions of this Insider Trading Policy (the “Policy”):

a.	All directors, officers, employees and consultants of Kimbell Royalty Partners GP, LLC (the “General Partner”) and its subsidiaries, including Kimbell Royalty Partners, LP (the “Partnership”);
b.

All directors, officers, employees, consultants and contractors of Kimbell Operating, LLC (“Kimbell Operating”) that provide services to the General Partner or the Partnership or their respective subsidiaries;

c.	All directors officers, employees, consultants and contractors that provide services to Kimbell Operating in connection with the business and operations of the Partnership and its subsidiaries; and
d.	All “Related Parties” of the persons set forth above, as described in Section 3.D. below.

Covered Individuals are generally individual or entities who, in the Partnership’s determination, may have regular access to material non-public information (see definition below) and/or consolidated financial results regarding the Partnership in the normal course of their duties and responsibilities for the Partnership. The Partnership amends the Covered Individuals list from time to time as necessary to reflect the addition, resignation, departure or change of status of Covered Individuals and notifies Covered Individuals of their status as such.

2.Covered Securities. The Partnership’s Common Units (“Common Units”), which are traded on the New York Stock Exchange under the symbol “KRP,” are subject to the provisions of this Policy. This policy applies to the Common Units, as well as any other securities of the Partnership that are issued from time to time (the “Covered Securities”).

3.Trading on Inside Information Prohibited. It is a serious violation of federal and state securities laws, and of Partnership policy, for any person to buy or sell Covered Securities while in possession of material non-public information relating to the Partnership or its business or to engage in any other action to take advantage of such information or to pass it on to others. This prohibition also applies to buying or selling securities of another company, including operators, vendors, acquisition targets or a company in the same industry, sector or subsector, at any time when a person is in possession of material non-public information relating to that company, or that could affect the share price of that company, when that information is obtained in the course of employment or engagement with the Partnership, the General Partner or Kimbell Operating. It is also the policy of the Partnership to comply with all applicable securities laws when transacting in its own securities. The Partnership will not engage in transactions in respect of its securities when it is in possession of material, nonpublic information relating to the Partnership or its business, other than in compliance with applicable law.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure) are no exception to this Policy. In addition, federal and state securities laws and this Policy apply regardless of the number of units or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Partnership’s reputation for adhering to the highest standards of ethical conduct.

A.Material Information. Material information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell Covered Securities. To protect the Partnership’s confidential business information and avoid even the appearance of impropriety, you should not disclose any information which could reasonably affect the market price, either favorably or unfavorably, of the Partnership’s Covered Securities.

While it is not possible to provide an exhaustive list, the following are some of the types of information that would ordinarily be considered material: (1) news of a pending or proposed corporate acquisition, disposition or other significant business combination, (2) news of a pending or proposed asset acquisition or disposition, whether from a sponsor or from another third party, (3) financial results, especially quarterly and year-end earnings and projections of future earnings or losses, and significant changes in financial results or liquidity, and (4) significant changes in corporate strategy, distribution policy or objectives.

In addition, the following events may be “material” and, in any event, constitute business information which you should not discuss with anyone outside the Partnership unless the information has already been disclosed to the public: (i) significant changes in or affecting the Partnership’s assets, (ii) significant corporate finance and capital markets transactions of the Partnership, (iii) changes in management and (iv) significant regulatory developments or changes.

B.Non-public Information. Non-public information is any information that has not already been disclosed generally to the public. Information about the Partnership that is not yet in general circulation should be considered nonpublic. All information that a Covered Individual learns about the Partnership or its business plans in connection with his/her employment is potentially “insider” information until publicly disclosed.

C.Twenty-Twenty Hindsight. If a Covered Individual’s securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such transaction in hindsight.

D.Transactions by Related Parties. The restrictions set forth in this Policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control such as a partnership or family trust. Such parties are herein collectively referred to as “Related Parties.”

For purposes of this Policy, family members include, if such person shares your household, a person’s (including through adoptive relationship) spouse, parents, grandparents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

E.Tipping Information to Others. Whether the information is proprietary information about the Partnership or non-public information that could have an impact on the price of Covered Securities, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Covered Securities).

4.Individual Responsibility.

Each individual is responsible for making sure that he or she, and any persons or entities within his or her control, complies with the Policy. In all cases, the responsibility for determining whether an individual or entity is in possession of material, nonpublic information rests with that individual or entity, and any action on the part of the Partnership, or any employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

5.Blackout Periods.

A.Quarterly and Annual Results. Directors, executive offers and other individuals identified by the senior management team, as well as their Related Parties, may not purchase or sell Covered Securities during the period beginning on the 5th trading day prior to the end of the Partnership’s fiscal quarter and ending at the beginning of the second business day after the release of the Partnership’s quarterly or annual results to the public; provided that, if the conference call regarding the quarterly or annual results is held on a date later than the date of the press release containing such results, the date of release for the purposes of this Policy shall be the date of such conference call.

B.Anticipated Material Events. Directors, executive offers and other individuals identified by the senior management team, as well as their Related Parties, may not purchase or sell Covered Securities if the Partnership issues a suspension of trading or blackout because a material event is anticipated (e.g., a financial development, a merger, acquisition or any other significant corporate action). In any such case, notice from the Partnership shall be provided to such individuals to whom such suspension applies.

6.Additional Prohibited Transactions. Because we believe it is improper and inappropriate for Covered Individuals to engage in speculative transactions involving Covered Securities, it is the Partnership’s policy that Covered Individuals should not engage in any of the following activities with respect to Covered Securities whether or not in possession of material non-public information:

A.Short Sales. Selling Covered Securities short is prohibited. Selling short is the practice of selling more securities than one owns, a technique used to speculate on a decline in the price.

B.Buying or Selling Puts, Calls or Derivatives. The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Covered Securities is prohibited. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of inside information. A put is a right to sell at a specified price a specific number of units by a certain date and is utilized in anticipation of a decline in the unit price. A call is a right to buy at a specified price a specified number of units by a certain date and is utilized in anticipation of a rise in the units price. A derivative is an option, warrant, convertible security, unit appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

C.Purchases of Covered Securities on Margin. Any Covered Securities purchased in the open market shall be paid for fully at the time of purchase. Purchasing Covered Securities on margin (borrowing money from a broker to fund the unit purchase) is prohibited. This prohibition does not apply to “cashless exercises” of employee options, in which the Covered Individual sells units being acquired to pay the taxes required to be withheld and/or the exercise price of the option.

7.Certain Exceptions. The following transactions are exempted from this Policy:

A.Rule 10b5-1 Plans. A purchase or sale of Covered Securities in accordance with a trading plan adopted in accordance with the SEC’s Rule 10b5-1(c) shall not be deemed to be a violation of this Policy even though such trade takes place during a blackout period or while the Covered Individual making such trade was aware of material, non-public information. A trading plan is a contract, instruction or a written plan regarding the purchase or sale of securities, as more fully described in Rule 10b5-1(c). The trading plan (and any modification thereto) must be adopted outside of a blackout period and at a time when such Covered Individual is not aware of material, non-public information. In addition, trading under such trading plan (and any modification thereto) shall not begin until a date at least thirty (30) days following the plan adoption or modification date and meet the other requirements of Rule 10b5-1. Each trading plan must be approved by the Partnership prior to being established to confirm compliance with this Policy and applicable securities laws. Approval of a trading plan shall not be deemed a representation by the Partnership or any counsel of the Partnership that such plan complies with Rule 10b5-1, nor an assumption by the Partnership or any counsel of the Partnership of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.

B.Option Exercise. The exercise of options issued by the Partnership (but not the sale of any Common Units issued upon such exercise or purchase) is exempt from this Policy. However, this Policy applies to the “cashless” exercise of an option.

C.Gifts. Bona fide gifts of Covered Securities are exempt from this Policy.

8.Confidentiality Policy. The unauthorized disclosure of non-public information about the Partnership, whether or not for the purpose of facilitating improper trading in Covered Securities, could cause serious harm for the Partnership. Covered Individuals should treat all such information as confidential and proprietary to the Partnership. All Covered Individuals should refrain from discussing non-public information about the Partnership or developments within the Partnership with anyone outside the Partnership, except as required in the performance of their regular corporate duties and for legitimate business reasons.

This provision applies specifically (but not exclusively) to inquiries about the Partnership that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Partnership. Unless an employee is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s Controller.

For additional information regarding the obligations of certain Covered Individuals in relation to material, non-public information, please read the Partnership’s Regulation FD Policy.

9.Assistance. Any questions regarding these policies and procedures should be directed to the Company’s Controller.

KIMBELL ROYALTY PARTNERS, LP

ADDITIONAL INSIDER TRADING POLICIES AND PROCEDURES

FOR SPECIFIED PERSONS, OFFICERS AND DIRECTORS

These Additional Insider Trading Policies and Procedures only apply to the Directors and Section 16 Officers of the Partnership and certain other persons as the Partnership may determine from time to time (collectively, the “Specified Persons”), and they supplement the Partnership’s Insider Trading Policy.

All Specified Persons must strictly comply with these Additional Insider Trading Policies and Procedures.

Any questions regarding these Additional Insider Trading Policies and Procedures should be directed to the Company’s Controller (the “Clearance Officer”).

1.Additional Pre-Clearance Requirement for Specified Persons. Before any Specified Person engages in any transaction involving Covered Securities, such Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, such Specified Person shall not execute any transaction. If the Specified Person receives pre-clearance, he or she will have until the end of four trading days following the day pre-clearance is received to execute the transaction. For example, if a Specified Person receives pre-clearance from the Clearance Officer on a Tuesday, that Specified Person generally will have until the end of trading on Monday of the following week to execute the transaction. If for any reason the transaction is not completed within this period of time, pre-clearance must be obtained again from the Clearance Officer before any Covered Securities can be traded.

Remember, even if a proposed trade is pre-cleared, you are prohibited from trading any Covered Securities while in possession of material non-public information relating to the Partnership.

2.Specified Persons Must Pre-Clear All Transactions in Covered Securities. The pre-clearance requirement applies to all proposed purchases and sales of Covered Securities. Specified Persons must also pre-clear all potential changes in their beneficial ownership of Covered Securities, including, but not limited to, any changes in beneficial ownership of Covered Securities through a gift to a charitable organization or a transfer to a family trust.

3.Specified Persons Must Pre-Clear All Transactions in Covered Securities by Certain Family Members, Members of Their Household and Others They Financially Support. Under the securities laws, the Covered Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, in many circumstances, Covered Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person.

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Therefore, you must pre-clear with a Clearance Officer any potential transactions in Covered Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).

4.Former Specified Persons Must Continue to Pre-Clear All Proposed Transactions in Covered Securities For Six Months From the Day They are No Longer a Specified Person. In the event that a Specified Person retires, resigns, is terminated or undergoes any other change in his or her relationship with the Partnership such that the person is no longer a Specified Person, that person must continue to pre-clear any proposed transaction in Covered Securities with a Clearance Officer for six months from the day he or she ceases being a Specified Person. Certain SEC reporting requirements may continue to apply during this period.

5.Rule 10b5-1 Plans. Trading under any Rule 10b5-1 trading plan adopted (or a trading plan that is subsequently modified other than as permitted by Rule 10b-5) by a Specified Person (and any modification thereto) shall not begin until the later of (i) a date at least sixty (90) days following the plan adoption or modification date, or (ii) the second business day after filing disclosure in a periodic report of the Partnership’s financial results covering the financial reporting period in which the plan was adopted or modified (but not to exceed 120 days after adoption or modification of the plan) (the “cooling-off period”). Any modification of a 10b5-1 trading plan that changes the amount, price, or timing of the purchase or sale of securities underlying such plan will trigger a new cooling-off period and Specified Persons must wait until the expiration of the cooling-off period before trading under the modified or any new Rule 10b5-1 trading plan.  Other than as permitted by Rule 10b5-1, Specified Persons may not have more than one 10b5-1 trading plan outstanding (and may not subsequently enter into any additional 10b5-1 trading plan) during the same period (i.e., no overlapping plans).  In addition, Specified Persons may only enter into one single-trade plan during any 12-month period.

6.Beneficial Ownership Reporting Requirements.

One purpose of the pre-clearance requirement is to help you to comply with your SEC reporting obligations. A Clearance Officer will assist in preparing and filing most forms. You or your broker should not file Forms 3, 4 or 5 described below without consulting with a Clearance Officer. However, you should be familiar generally with the following reporting requirements:

(a)Section 16 Compliance. All Directors and Section 16 Officers of the Partnership are required under Section 16 of the Securities Exchange Act of 1934 to report their initial beneficial ownership, and most changes to their beneficial ownership, of the Partnership’s equity securities (the “Equity Securities”) to the SEC. Reporting may be required with respect to Equity Securities held in the name of the spouse or minor children of a Director or Section 16 Officer. Reporting may also be required with respect to Equity Securities held in the name of other persons who are members of the Director’s and Section 16 Officer’s household or financially supported by the Director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the Director or Section 16 Officer). Reporting may further be required of Equity Securities held by a trust for which

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a Director or Section 16 Officer is a trustee or beneficiary, or Equity Securities held by a corporation in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions include acquisitions and dispositions of Equity Securities through gifts, inheritances, option grants and exercises, Common Unit awards and restricted unit awards under incentive or bonus plans. Furthermore, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of units to or from a trust, are likewise reportable.

The SEC requires three forms to be used by Directors and Section 16 Officers to satisfy these reporting requirements:

(i)

Form 3 (Initial Report): Directors and Section 16 Officers must file a Form 3 with the SEC, even if they hold no Equity Securities, within 10 calendar days of becoming a Director or Section 16 Officer.

(ii)

Form 4: Directors and Section 16 Officers must file a Form 4 with the SEC within two business days of most changes in their beneficial ownership of Equity Securities, or any changes in the beneficial ownership of others whose holdings may be attributed to such person, such as the Equity Securities held by the spouse or minor children of a Director or Section 16 Officer or those held by other persons who are members of the Director’s or Section 16 Officer’s household or financially supported by the Director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the Director or Section 16 Officer).

(iii)

Form 5: Directors and Section 16 Officers may have to file a Form 5 with the SEC within 45 calendar days following the end of each fiscal year of the Partnership. Like all of the SEC’s reporting requirements, the requirements for filing a Form 5 are technical and you should consult with your broker and a Clearance Officer to discuss these requirements as the end of the fiscal year approaches. You should be aware that a Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.

Each Director and Section 16 Officer may execute a power of attorney giving a Clearance Officer or his designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings.

(b)Section 16(b) Short Swing Trading Disgorgement. Directors and Section 16 Officers are subject to Section 16(b) of the Securities Exchange Act of 1934, which generally requires such persons to disgorge to the Partnership any “short swing profits” from purchases and sales of Covered Securities (or vice versa) effected within a period of less than six months.

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7.Filing Responsibilities: The Ultimate Responsibility Rests with You. While the policies and procedures set forth in this memorandum are intended to help Directors and Section 16 Officers comply with the requirements of the federal securities laws, Directors and Section 16 Officers should recognize that legally it remains their obligation to see that their filings are made correctly and on time, and that they do not engage in unlawful short-swing or insider trading transactions.

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